Exhibit 10.74
April 12, 2011
Anthony Kobrinetz
2156 Ivy Ridge Drive
Hoffman Estates, Illinois 60192
Subject: Severance Benefits
Dear Tony:
The offer letter that PCTEL, Inc. (“Company”) and you (“Employee”) signed in March, 2010 provides that any changes, additions or modifications to the terms of your employment can only be made in writing signed by both parties. I am pleased to extend to you the below severance benefits which were approved by PCTEL, Inc.’s Board of Directors on or about March 15, 2011, and which will become effective upon your written acceptance of this letter.
Severance Benefits
(a) Termination by Company Without Cause and Apart From Change of Control. If, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, Employee’s employment is terminated (A) involuntarily by the Company for reasons other than Cause, death or Disability, or (B) by Employee pursuant to a Voluntary Termination for Good Reason, then Employee shall be entitled to receive the following benefits from the Company:
     (i) Salary Continuation. Employee shall continue to receive Employee’s then current Base Salary for a period of twelve (12) months following Employee’s termination of employment by the Company for reasons other than Cause. All such severance payments shall be paid in accordance with the Company’s normal payroll practices. Such continuation of Employee’s Base Salary shall be in lieu of any and all other benefits which Employee is entitled to receive on the date of Employee’s termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company. Employee shall not be entitled to pro-rated payment of an annual bonus.
     (ii) Benefits. Provided that Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, the Company will reimburse Employee for the COBRA premiums for continued health (i.e., medical, dental and vision) coverage for Employee and Employee’s eligible dependents, in the same proportion and for the same level of coverage as the Company paid/provided for Employee’s health care coverage while Employee was employed by the Company, until the earlier of (A) twelve (12) months following the date of Employee’s termination by the Company for reasons other than Cause (the “Termination Date”), and (B) the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans. If Employee has not become covered under another employer’s group health, dental and vision insurance benefit plans on or by eighteen (18) months following the Termination Date, Employee may independently obtain health, dental and vision insurance benefits comparable in the aggregate in scope and coverage to that provided by the Company to Employee immediately prior to the Termination Date. In such event, the Company shall reimburse Employee for the cost of the premiums paid for such benefits, however, not to exceed the cost of the premiums for the COBRA coverage referenced above, until the earlier of (i) six (6) months following the expiration of the twelve (12) month period referenced above, and (ii) the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans. For purposes of Title X of COBRA, the date of the qualifying event for Employee and his or her dependents shall be the Termination Date.

     (iii) Partial Accelerated Vesting. All equity awards from the Company then held by Employee shall partially accelerate, or if Employee is then holding unvested shares, Company’s right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Employee’s employment with the Company had continued for an additional twelve (12) months following Employee’s effective termination date for reasons other than Cause.
(b) Termination Following a Change of Control. If Employee’s employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Employee is entitled, if any, shall be governed by the Management Retention Agreement (as amended and restated) (which includes the definition of Change of Control).
(c) Other Termination. If Employee’s employment is terminated by the Company for Cause, or by Employee for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason, then Employee shall not be entitled to receive the severance and other benefits discussed above, but may be eligible for those benefits (if any) as may then be required by law or established under the Company’s severance and benefit plans and policies existing at the time of such termination.
Separation Agreement and Release. The receipt of any severance payments or benefits pursuant to this Letter will be subject to Employee signing and not revoking a separation agreement and release of claims (in a form reasonably acceptable to the Company) provided that such separation agreement and release of claims is effective within sixty (60) days following the Termination Date. No severance pursuant to this Letter will be paid or provided until the separation agreement and release of claims becomes effective. If the 60th day after the Termination Date is in the subsequent calendar year, no payment will be made prior to January 1 of such subsequent calendar year. If Employee should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate.
Section 409A Compliance. If Employee is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended and the final regulations and any guidance promulgated thereunder (“Section 409A”) on the date of Employee’s termination (other than a termination due to death), then the severance payments payable to Employee, if any, under this Letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Payments”) that are delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of the termination or (ii) the date of Employee’s death (such date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the Payments that Employee would otherwise have received on or before the Delayed Initial Payment Date, without any adjustment on account of such delay, if the Payments had not been delayed pursuant to this section, and (B) pay the balance of the Payments in accordance with any applicable payment schedules set forth herein. Notwithstanding anything herein to the contrary, if Employee dies following his or her termination but prior to the six (6) month anniversary of Employee’s termination, then any Payments delayed in accordance with this clause will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
Definition of Terms:
The following terms referred to in this letter agreement shall have the following meanings:

Base Salary. “Base Salary” shall mean an amount equal to the Employee’s Company annual salaried compensation.
Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.
Change of Control. “Change of Control” is as defined in the Management Retention Agreement (as amended and restated) entered into between Company and Employee.
Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean Employee voluntarily resigns within thirty (30) days following the expiration of any cure period (as discussed below) after the occurrence of any of the following events, without Employee’s written consent: (i) a material diminution by the Company in the Base Salary of Employee as in effect immediately prior to such reduction (other than a reduction that generally applies to Company officers and/or managers); (ii) a material change in the geographic location at which Employee must perform service (in other words, the relocation of Employee to a facility or a location more than thirty-five (35) miles from Employee’s then present location); or (iii) any other action or inaction that constitutes a material breach by the Company of Employee’s employment arrangement. Provider, however, that before Employee’s employment may be terminated by a Voluntary Termination for Good Reason, (A) Employee must provide written notice to the Company within ninety (90) days of the initial existence of the Voluntary Termination for Good Reason condition setting forth the reasons for Employee’s intention to terminate his employment as a resolute of a Voluntary Termination for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Voluntary Termination for Good Reason Condition. For the avoidance of doubt, the voluntary resignation by Employee after the occurrence of either of the following shall not constitute grounds for a “Voluntary Termination for Good Reason”: (1) a reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, as a result of (i) the Company being acquired and made part of a larger entity, (ii) a restructuring of the Company and/or its subsidiaries, or a restructuring of the Company’s employees’ functions, and/or reporting relationships; or (2) a material reduction, without good business reasons, of the facilities or perquisites (including office space and location) available to the Employee immediately prior to such reduction.
Notwithstanding anything herein to the contrary, the Company agrees that it will not materially reduce Employee’s aggregate level of Employee benefits, including bonuses, to which Employee was entitled immediately prior to such reduction with the result that Employee’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company officers and/or managers).
Please indicate your acceptance to the above and foregoing by signing and returning to me the enclosed copy of this letter. Thank you.
Very truly yours,

/s/ Martin H. Singer
Martin H. Singer

Accept and Agree to the above and foregoing this 12th day of April, 2011.
/s/ Anthony Kobrinetz
Anthony Kobrinetz